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                                                                    Exhibit 99.4

                                               [Draft: (New York) June 22, 2001]
                                                                   June 26, 2001

                            Exchange Agent Agreement


The Chase Manhattan Bank
450 West 33rd Street
15th Floor New York, NY 10001
Attention:

Ladies and Gentlemen:

          Corporacion Durango, S.A. de C.V. (the "Company") proposes to make an offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $250,000,000 of its __% Senior Notes Due 2006 and __% Senior Notes Due 2008 (the "Exchange Notes"), for a like principal amount of the outstanding 12-5/8 % Notes Due 2003 of Grupo Industrial Durango (the "GID Notes") issued under an indenture (the "GID Indenture") dated as of July 25, 1996 between GID and The Chase Manhattan Bank, as Trustee. The terms and conditions of the exchange offer (the "Exchange Offer") as currently contemplated are set forth in a prospectus and consent solicitation dated __________ 2001 (the "Prospectus"), proposed to be distributed to all record holders of the GID Notes as of ________ 2001. The GID Notes and the Exchange Notes are collectively referred to herein as the "Notes". The Company has also prepared a letter of transmittal and consent that will accompany the Prospectus (the "Letter of Transmittal and Consent").

          The Exchange Offer will expire at [5:00 P.M.], New York City time, on ________ __, 2001, or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before [9:00 A.M.], New York City time, on the business day following the previously scheduled Expiration Date.

          In  conjunction  with the Exchange  Offer,  the Company is  soliciting
consents  to  the  adoption  of  proposed   amendments  to  the  GID  Indenture,
eliminating certain covenants and events of default contained therein (the "Consent Solicitation"). Holders of the GID Notes who tender GID Notes on or prior to the later of (i) ______ p.m., New York City time, on ______ ___, 2001 and (ii) the time and date that the Company has received consents to the proposed amendments from the holders of at least a majority of the outstanding amount of the GID Notes then outstanding (the "Consent Date") will receive a payment in respect of their consent to the proposed amendments to the GID Indenture in an amount equal to US$30 per US$1,000 principal amount of such Holder's GID Notes (the "Consent Payment") if all of the closing conditions described in the Prospectus are satisfied. If the Holder chooses the 2006 notes option, the Company will pay the consent payment in cash. If the Holder chooses the 2008 notes option, the Company will pay the consent payment in additional principal amount of 2008 notes. The Consent Solicitation will expire on the Consent Date.

          The Exchange Offer and the Consent Solicitation are expected to be commenced by the Company on or about ________ ___, 2001.

          The Company hereby appoints The Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer and Consent Solicitation, and The Chase Manhattan Bank hereby accepts such appointment. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

          The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any GID Notes not theretofore accepted for exchange, upon the occurrence of any of the events specified in the Prospectus under the caption "The Exchange Offer -- Terms of the Exchange Offer -- Expiration Date; Extensions; Amendments; Termination". The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or non-acceptance to you as promptly as practicable.

          In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically set forth in the sections of the Prospectus entitled "The Exchange Offer" and "Consent Solicitation", and as specifically set forth herein and such duties which are necessarily incidental thereto.

          2. You will establish an account with respect to the GID Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer and Consent Solicitation within two business days after the date of the Prospectus, or, if you already have established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer and Consent Solicitation, you will identify such pre-existing account to be used in the Exchange Offer and Consent Solicitation, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the GID Notes by causing the Book-Entry Transfer Facility to transfer such GID Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

          3. You are to examine each confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility and any other documents delivered or mailed to you by or for holders of the GID Notes to ascertain whether: (i) any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the GID Notes have otherwise been properly tendered. In each case where any document has been improperly completed or executed or some other irregularity in connection with the acceptance of the Exchange Offer or Consent Solicitation exists, you will endeavor to inform the presenters of the need (i) for fulfillment of all requirements and (ii) to take any other action as may be necessary or advisable to cause such irregularity to be corrected.


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          4. With the  approval of the  Chairman of the Board,  President or the
Chief Financial Officer of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any defects, irregularities or conditions of tender in connection with any tender of GID Notes pursuant to the Exchange Offer and Consent Solicitation.

          5. Tenders of GID Notes may be made only as set forth in the Letter of Transmittal and Consent and in the section of the Prospectus captioned "The Exchange Offer -- How to Tender" and GID Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

          Notwithstanding the provisions of this paragraph 5, GID Notes which the Chairman of the Board, President or the Chief Financial Officer of the Company or any other party designated by such officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

          6. You shall advise the Company with respect to any GID Notes tendered subsequent to the Expiration Date and accept its instructions with respect to disposition of such GID Notes.

          7. You shall accept partial tenders of GID Notes where so indicated.

          8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer and Consent Solicitation, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all GID Notes properly tendered. Upon receipt of such notice from the Company, you, on behalf of the Company, will exchange the tendered GID Notes for Exchange Notes and cause such GID Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Company by you at the rate of US$1,000 principal amount of Exchange Notes for each US$1,000 principal amount of GID Notes tendered promptly after notice (such notice, if given orally, to be promptly confirmed in writing) of acceptance of such GID Notes by the Company; provided, however, that in all cases, GID Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of a confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility, an agent's message (as defined in the Prospectus) with any required signature guarantees and any other required document. You shall issue Exchange Notes only in denominations of $1,000 or any integral multiple thereof.

          The Company will remit to you the necessary Consent Payment promptly after the Expiration Date and the expiration of any notice of guaranteed delivery period as you may advise to be paid to the holders of the GID Notes who delivered their consent prior to the Consent Date and you will credit the accounts designated by the relevant participants of the GID Notes.

          9. Tenders pursuant to the Exchange Offer and Consent Solicitation are irrevocable, except that, subject to the terms and upon the conditions set forth



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in the Prospectus and the Letter of Transmittal and Consent,  GID Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to ________, 2001. Consents may be revoked at any time prior to the Consent Date by the withdrawal of a tender of GID Notes in accordance with the instructions for such withdrawal. Any withdrawal of tendered GID Notes prior to the Consent Date will be deemed to be a revocation of the related consent.

          10. The Company shall not be required to exchange any GID Notes tendered if any of the conditions set forth in the Prospectus are not met. Notice of any decision by the Company not to exchange any GID Notes tendered shall be given (such notice, if given orally, shall be promptly confirmed in writing) by the Company to you.

          11. If, pursuant to the Exchange Offer and Consent Solicitation, the Company does not accept for exchange all or part of the GID Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Termination and Conditions" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer and Consent Solicitation return unaccepted GID Notes by effecting appropriate book-entry transfer, together with any related required documents that are in your possession, to the persons who deposited them.

          12. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          13. As Exchange Agent hereunder you:

               (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the GID Notes deposited with you at the Book-Entry Transfer Facility pursuant to the Exchange Offer and Consent Solicitation, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer or Consent Solicitation;

               (b) shall not be obligated to take any action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

               (c) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, willful misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;



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               (d)  may  act  upon  any  tender,  statement,  request,  comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

               (e) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Company with respect to the Exchange Offer and Consent Solicitation;

               (f) shall not advise any person tendering GID Notes pursuant to the Exchange Offer or Consent Solicitation as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any GID Notes; and

               (g) may consult with your counsel and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel.

          14. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem necessary) to furnish copies of the Prospectus and the Letter of Transmittal and Consent prepared by the Company, or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer and Consent Solicitation, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer or Consent Solicitation. The Company will furnish you with copies of such documents as you may request. All other requests for information relating to the Exchange Offer or Consent Solicitation shall be directed to the Company,
Attention: Chief Financial Officer.

          15. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Mayela Rincon de Velasco, the Chief Financial Officer of the Company, Priscilla Almodovar, Esq. of White & Case LLP, counsel for the Company, and such other person or persons as the Company may request, daily on each business day, and more frequently if reasonably requested, up to and including the Expiration Date, as to the number of GID Notes which have been tendered pursuant to the Exchange Offer, the consents received pursuant to the Consent Solicitation, and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received; provided, however, that if, on a particular business day, no additional GID Notes have been tendered, no additional items have been received by you and such totals have not changed since you last provided such information as required above, you need not provide the information referred to above in this paragraph 15 on such day. In addition, you will also confirm, and cooperate in making available to, the Company or any such other person or persons as the Company requests from time to time, including representatives of Banc of America Securities LLC, prior to the Expiration Date of such other information as it or he or she reasonably



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requests.  Such cooperation shall include,  without limitation,  the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer and Consent Solicitation. You shall prepare a final list of all persons whose tenders were accepted, the consents received and accepted, the aggregate principal amount of GID Notes tendered, the aggregate principal amount of GID Notes accepted and deliver said list to the Company.

          16. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reason of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

          17. For services rendered as Exchange Agent hereunder, you shall be entitled to compensation as agreed upon and you shall be entitled to reimbursement of your reasonable out-of-pocket expenses (including reasonable attorneys' fees and expenses of your counsel), incurred in connection with your services hereunder.

          18. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and Consent and the other documents associated with the Exchange Offer and Consent Solicitation attached hereto and further acknowledge that you have examined each of them to the extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the
Prospectus and the Letter of Transmittal and Consent (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent which shall be controlled by this Agreement.

          19. The Company agrees to indemnify and hold harmless you, in your capacity as Exchange Agent hereunder, and your officers, employees and agents, against any liability, cost or expense, including reasonable attorneys' fees, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you in good faith to be valid and genuine and in accepting any tender or effecting any transfer of GID Notes believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of GID Notes or otherwise arising out of or in connection with your acting as Exchange Agent hereunder; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or written notice of the commencement of any such action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the


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Company so elects,  the Company  shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit.

          20. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

          21. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of GID Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of GID Notes; provided, however, that, subject to such reimbursement by the Company, you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

          22. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          23. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          24. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be effected or impaired thereby.

          25. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

          26. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

          If to the Company:


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                  Corporacion Durango, S.A. de C.V.
                  Torre Corporativa Durango
                  Potasio 150, Ciudad Industrial
                  Durango, Durango
                  United Mexican States 34220

                  Facsimile:  011-521-814-0048
                  Attention:  Chief Financial Officer

          With a copy to:

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, New York  10036

                  Facsimile:  212-354-8113
                  Attention:  Priscilla Almodovar


          If to the Exchange Agent:

                  The Chase Manhattan Bank
                  450 West 33rd Street (15th Floor)
                  New York, New York 10001

                  Facsimile:
                  Attention:

          27. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 13(c), 16, 17, 19 and 21 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any funds or property then held by you as Exchange Agent under this Agreement.

          29. This Agreement shall be binding and effective as of the date hereof.


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          Please   acknowledge   receipt  of  this  Agreement  and  confirm  the
arrangements herein provided by signing and returning the enclosed copy.


                                            CORPORACION DURANGO, S.A. DE C.V.

                                            By: ___________________
                                                  Name:
                                     Title:


Accepted as of the date first above written:

THE CHASE MANHATTAN BANK


By:____________________
     Name:
     Title:






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